Exhibit 99.(a)(1)(vii)

SPECIAL SITUATIONS FUND III QP, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of January 1, 2006

THE UNITS IN SPECIAL SITUATIONS FUND III QP, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE. THE UNITS MAY NOT BE RESOLD UNLESS (A) THEY ARE SUBSEQUENTLY REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS OR (B) EXEMPTIONS FROM ANY SUCH REGISTRATION ARE AVAILABLE. ADDITIONAL RESTRICTIONS ON TRANSFERABILITY ARE CONTAINED IN ARTICLE VIII OF THIS AGREEMENT.

ARTICLE I	DEFINITIONS	1
ARTICLE II	GENERAL PROVISIONS	5
2.1	Formation	5
2.2	Name	5
2.3	Principal Office; Registered Agent.	5
2.4	Duration	5
2.5	Investment Objective	6
2.6	Operating Policy and Powers.	6
2.7	Investment Restrictions	7
2.8	Further Assurances	8
2.9	Qualification	8
ARTICLE III	GENERAL PARTNER	8
3.1	General Partner	8
3.2	General Partner’s Contributions.	8
3.3	Management and Control.	9
3.4	Other Activities of the General Partner	9
3.5	Restrictions on Authority of the General Partner.	10
3.6	Exculpation.	10
3.7	Indemnification.	10
3.8	No Agency	11
3.9	Assignment	11
3.10	Expenses; Fees.	11
ARTICLE IV	LIMITED PARTNERS	12
4.1	Sale of Units; Admission of Limited Partners; Capital Contributions.	12
4.2	No Power to Control Business	12

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4.3	Liability of Limited Partners	13
ARTICLE V	CAPITAL ACCOUNTS AND ALLOCATIONS	13
5.1	Capital Accounts	13
5.2	No Distributions	13
5.3	Allocations of Book Profit and Book Loss	13
5.4	Tax Accounts	14
5.5	Allocations of Net Income, Net Loss, Net Capital Gain and Net Capital Loss	14
5.6	Special Allocations of Capital Gain and Capital Loss Upon Redemption of All of a Partner’s Units.	15
5.7	Determinations by General Partner	16
5.8	New Issues.	16
ARTICLE VI	REDETERMINATION OF UNITS; REDEMPTIONS AND ADDITIONAL CONTRIBUTIONS; VALUATION	17
6.1	Redetermination of Units Held	17
6.2	Redemptions of Units.	17
6.3	Additional Capital Contributions	19
6.4	Net Asset Value	19
6.5	Valuation of Assets	19
ARTICLE VII	TRANSFERABILITY OF LIMITED PARTNERS’ UNITS	20
7.1	Assignments, Sales or Other Dispositions by Limited Partners.	20
7.2	Involuntary Transfers by a Limited Partner.	22
7.3	Prohibition Against Withdrawals	22
ARTICLE VIII	REPORTS TO PARTNERS	23
8.1	Records and Accounting	23
8.2	Fiscal Year	23

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8.3	Statements.	23
8.4	Tax Information	23
8.5	Other Reports	23
8.6	Tax Matters Partner	24
ARTICLE IX	DISSOLUTION OF THE FUND	24
9.1	Dissolution.	24
9.2	Amount Reserved and Pending Claims.	25
ARTICLE X	MISCELLANEOUS	25
10.1	Binding Agreement	25
10.2	Notices	25
10.3	Counterparts	26
10.4	Entire Agreement: Amendments	26
10.5	Power of Attorney	26
10.6	Applicable Law	27
10.7	Severability	27
10.8	Captions	27
10.9	Insurance	27
10.10	Ownership of Good Will, Software, Intellectual Property	27
10.11	Pronouns and Plurals	28

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SPECIAL SITUATIONS FUND III QP, L.P.
(A Delaware Limited Partnership)

AGREEMENT OF LIMITED PARTNERSHIP of Special Situations Fund III QP, L.P. (the “Fund”), dated as of January 1, 2006, by and among MGP Advisers Limited Partnership, a Delaware limited partnership (the “General Partner”), and those Persons who now or in the future execute this Agreement as a Limited Partner or execute a Subscription Agreement for the purchase of a limited partnership interest which is accepted by the General Partner (the “Limited Partners”).

WHEREAS, the Fund is being formed as a limited partnership in accordance with the Delaware Act for the purposes described herein; and

WHEREAS, this Agreement is being entered into to admit the Limited Partners to the Fund and set out the rights, obligations and duties of the General Partner and the Limited Partners in the Fund.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants herein contained, hereby mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

The defined terms used in this Agreement shall have, unless the context otherwise requires, the meanings specified in this Article I.

“Affiliate”, with respect to any Person, shall mean (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and (ii) any Person who is an officer, director, trustee, employee, stockholder or member of, or partner in, such Person or any Person referred to in clause (i) hereof. For the purposes hereof, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Limited Partnership, as it may be amended, modified, supplemented or restated from time to time.

“Assignee” shall have the meaning specified in Section 7.1(b) hereof.

“Assignment” shall have the meaning specified in Section 7.1(a) hereof.

“Assignor” shall have the meaning specified in Section 7.1(b) hereof.

“Book Loss”, as calculated for each Fiscal Period, shall mean the amount, if any, by which (i) the Fund’s Net Asset Value as of the opening of business on the first day of such Fiscal Period (determined after any Capital Contributions on such date) shall exceed (ii) the

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Fund’s Net Asset Value as of the close of business on the last day of such Fiscal Period (determined before any redemptions on such date).

“Book Profit”, as calculated for each Fiscal Period, shall mean the amount, if any, by which (i) the Fund’s Net Asset Value as of the close of business on the last day of such Fiscal Period (determined before any redemptions on such date) shall exceed (ii) the Fund’s Net Asset Value as of the opening of business on the first day of such Fiscal Period (determined after any Capital Contributions on such date).

“Capital Account” shall mean the capital account of each Partner described in Section 5.1 hereof.

“Capital Contribution” shall mean, for each Partner, any cash contributed to the Fund by such Partner.

“Capital Gain” shall mean an amount, calculated with respect to each sale or other disposition (including any deemed disposition under the Code) of a Portfolio Investment, equal to the gain, if any, reportable for Federal income tax purposes upon such sale or disposition.

“Capital Loss” shall mean an amount, calculated with respect to each sale or other disposition (including any deemed disposition under the Code) of a Portfolio Investment, equal to the loss, if any, reportable for Federal income tax purposes upon such sale or disposition.

                                “Certificate” shall mean the Fund’s Certificate of Limited Partnership, as originally filed with the Secretary of State of Delaware pursuant to the Delaware Act, as amended, modified, supplemented or restated from time to time.

 “Closing Date” shall mean the date of the closing of an offering of Units.

 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Contributed Assets” shall mean the assets of the Registered Fund consisting of cash, cash equivalents and securities, contributed to the Fund by the Registered Fund in return for the issuance to the Registered Fund of Units in the Fund.

“Covered Person” shall have the meaning set forth in Section 3.7(c) hereof.

“Delaware Act” shall mean the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time.

“Exchange” shall mean the exchange by the partners of the Registered Fund of Units in the Registered Fund for Units in the Fund issued in return for the Contributed Assets, which shall be effective at the end of the day on December 31, 2005.

“Fiscal Period” shall mean the period beginning on the day next succeeding the last day of the immediately preceding Fiscal Period (or, in the case of the Fund’s first Fiscal Period, the Closing Date) and ending on the first to occur of the following:

  (i)  any date which is the last day of a Fiscal Year;

                                 (ii) the day immediately preceding any date on which Capital Contributions shall be made to the Fund;

 (iii) the effective date of any redemptions of Units from any Partner pursuant to Section 6.2 hereof; or

 (iv) the effective date of a liquidation of the Fund pursuant to Section 9.1 hereof.

“Fiscal Year” shall mean a fiscal year of the Fund as set forth in Section 8.2 hereof.

“Fund” shall mean the limited partnership governed hereby, as such limited partnership may from time to time be constituted.

“General Partner” shall mean MGP Advisers Limited Partnership and any other Person that becomes a general partner of the Fund pursuant to this Agreement, in such Person’s capacity as a general partner of the Fund.

“Legal Representative” shall mean any executor, administrator, committee, guardian, conservator or trustee.

“Limited Partner” shall mean any Person who is a limited partner of the Fund, as listed in the books and records of the Fund (including any Person who shall become a Substituted Limited Partner pursuant to Section 7.1(c) hereof or an additional Limited Partner pursuant to Section 6.3 hereof), in such Person’s capacity as a limited partner of the Fund.

“Loss Carryforward” shall have the meaning specified in Section 5.3(a)(iii) hereof.

“Net Asset Value” shall have the meaning set forth in Section 6.4 hereof.

“Net Capital Gain” shall mean an amount, calculated for each Fiscal Period, equal to the excess, if any, of the Fund’s Capital Gains (other than Capital Gains allocated pursuant to Section 5.6 hereof) over the Fund’s Capital Losses (other than Capital Losses allocated pursuant to Section 5.6 hereof).

“Net Capital Loss” shall mean an amount, calculated for each Fiscal Period, equal to the excess, if any, of the Fund’s Capital Losses (other than Capital Losses allocated pursuant to Section 5.6 hereof) over the Fund’s Capital Gains (other than Capital Gains allocated pursuant to Section 5.6 hereof).

“Net Income” shall mean an amount, calculated for each Fiscal Period, equal to the excess, if any, of (i) the sum of (A) the amount of the Fund’s taxable income, as determined for Federal income tax purposes, excluding Capital Gains and Capital Losses, and (B) the amount of any income exempt from tax derived by the Fund, over (ii) the sum of (A) the Fund’s taxable loss, as determined for Federal income tax purposes, excluding Capital Gains and Capital Losses, and (B) the amount of any expenditures of the Fund described in Section 705(a)(2)(B) of the Code or treated as expenditures described in such Section pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations.

“Net Loss” shall mean an amount, calculated for each Fiscal Period, equal to the excess, if any, of (i) the sum of (A) the Fund’s taxable loss, as determined for Federal income tax purposes, excluding Capital Gains and Capital Losses, and (B) the amount of any expenditures of the Fund described in Section 705(a)(2)(B) of the Code or treated as expenditures described in such Section pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, over (ii) the sum of (A) the amount of the Fund’s taxable income, as determined for Federal income tax purposes, excluding Capital Gains and Capital Losses, and (B) the amount of any income exempt from tax derived by the Fund.

“1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time.

“Partners” shall mean the General Partner and the Limited Partners, collectively, and “Partner” shall mean each of them, individually.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity.

“Portfolio Investments” shall mean all investments other than cash held by the Fund, including, without limitation, securities and short-term and temporary investments.

“Registered Fund” shall mean Special Situations Fund III, L.P. a Delaware limited partnership and a closed-end management investment company registered under the 1940 Act.

“Regulations” shall mean the Treasury Regulations promulgated under the Code.

“Securities Act” shall mean the Securities Act of 1933.

“Subscription Agreement” shall mean the subscription agreement executed or to be executed by a Limited Partner.

“Substituted Limited Partner” shall mean any Person admitted to the Fund as a Limited Partner pursuant to the provisions of Section 7.1(c) hereof and shown as a Limited Partner on the books and records of the Fund.

“Tax Account” shall mean the account established and maintained for each Partner pursuant to Section 5.4 hereof.

“Units” shall mean the units of interest in the Fund’s capital and profits issued to its Partners.

Defined terms used in this Agreement, wherever set forth, shall apply equally to both the singular and plural forms and shall include equally both the masculine and feminine genders.

ARTICLE II

GENERAL PROVISIONS

2.1    Formation. The Partners hereby form the Fund under the Delaware Act in accordance with the provisions of this Agreement. The General Partner, on behalf of the Fund, shall execute the Certificate and all such other documents as are necessary or desirable to comply with all requirements for the formation or operation of the Fund. The rights and liabilities of the Partners shall be as provided in the Delaware Act, except as otherwise expressly provided herein.

2.2    Name. The name of the Fund shall be “Special Situations Fund III QP, L.P.” Title to all property, real, personal or mixed, owned by or leased to the Fund, shall be held in such name. The Fund’s business may be conducted under any other name or names deemed advisable by the General Partner. The words “Ltd.,” “Limited Partnership” or such other designation as the General Partner shall deem appropriate shall be included in the name as may be necessary to comply with the laws of any jurisdiction.

2.3    Principal Office; Registered Agent.

                                                    (a)  The Fund shall maintain its principal office at 527 Madison Avenue, Suite 2600, New York, New York 10022. The General Partner may from time to time change the location of the Fund’s principal office or establish additional offices, as the General Partner may deem necessary or desirable for the conduct of the Fund’s business.

(b)  The name and address of the registered agent of the Fund in the State of Delaware upon whom process may be served, and the address of the registered office of the Fund in the State of Delaware, is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19805. The General Partner may from time to time change the Fund’s registered agent or registered office in Delaware as the General Partner may deem necessary or desirable for the conduct of the Fund’s business.

2.4    Duration. The term of the Fund shall continue in perpetuity, unless the Fund is sooner dissolved pursuant to Section 9.1(a) hereof.

2.5    Investment Objective. The investment objective of the Fund shall be to maximize long-term capital appreciation by investing primarily in equity securities and securities with equity features, such as common stocks, preferred stocks, convertible securities and warrants, of companies traded publicly on NASDAQ and “over-the-counter” or listed on national securities exchanges, which possess a technological, market or product niche, which may be, for many reasons, undervalued, or with prospects of going private or being acquired. The Fund may also invest, to a limited degree, in securities of non-public companies. The Fund’s investment portfolio will consist principally of common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights. The Fund may also invest, to a limited degree, in preferred stocks and debt securities as they offer opportunities for capital appreciation. The Fund may also purchase and write options, purchase foreign securities and engage in related foreign currency transactions. In certain instances the Fund may invest a significant portion of its assets in securities of the United States government or retain cash or cash equivalents, such as money market instruments, certificates of deposit or commercial paper. There is no assurance that the Fund’s investment objective will be achieved.

2.6    Operating Policy and Powers.

(a)  The Fund shall be authorized and empowered to operate, and intends to operate, as a limited partnership under the Delaware Act.

(b)  Subject to the restrictions set forth in Section 2.7 hereof, the Fund shall be authorized and empowered to do any and all acts necessary or appropriate to carry out the investment objective and the business of the Fund, including without limitation, the following:

(i)  To invest and trade, domestically or world-wide, in securities consistent with its investment objective;

(ii)  To make short sales of securities and to purchase securities on margin;

(iii)  To exercise all rights, powers, privileges and other incidents of ownership or possession with respect to securities, including without limitation the voting of the securities;

(iv)  To engage personnel and professional advisers, and to do such other acts and incur such other expenses on behalf of the Fund as may be necessary or advisable in connection with the conduct of the Fund’s affairs;

(v)  To open, maintain and close accounts with brokers or dealers, and to pay the fees and charges applicable to transactions in all such accounts;

(vi)  To open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(vii)  To make and execute all contracts, certificates and other documents relating to the Fund’s business or organization;

(viii)  To make loans of or encumber Portfolio Investments;

(ix)  To engage one or more investment advisers and administrators for the Fund to supervise Portfolio Investments and to administer the affairs of the Fund;

(x)  To invest or deposit the Fund’s cash, pending investment or expenditure thereof, in one or more checking or savings accounts, money market mutual funds, short term investment funds or other short term investments; and

(xi)  To exercise any and all other powers which may be necessary or appropriate to implement the foregoing purposes, policies and powers of the Fund, including those granted to limited partnerships under the Delaware Act.

2.7    Investment Restrictions. The following restrictions of the Fund shall not be changed without the approval of the General Partner and Limited Partners holding at least a majority of the Units held by Limited Partners:

(a)  The Fund will invest no more than 25% of the value of its total assets (at the time of investment) in the securities of issuers whose primary business is in any one industry, except that this restriction shall not apply to investments in obligations of the United States government, or its agencies, instrumentalities or authorities, money market funds, certificates of deposit, short-term commercial paper or bankers’ acceptances;

(b)  The Fund will invest no more than 15% of the value of its total assets (at the time of investment) in the securities of a particular issuer, except that this restriction shall not apply to investments in obligations of the United States government, or its agencies, instrumentalities or authorities, money market funds, certificates of deposit, short-term commercial paper or bankers’ acceptances;

(c)  The Fund will not lend money to other Persons, except through purchasing debt obligations, lending Portfolio Investments or entering into repurchase agreements in a manner consistent with the Fund’s investment objective and investment policies;

(d)  The Fund will not underwrite the securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act by virtue of disposing of its Portfolio Investments;

(e)  The Fund will not purchase real estate or interests in real estate, except that the Fund may purchase and sell securities that are secured by real estate or interests therein and may purchase securities issued by companies that invest or deal in real estate;

(f)  The Fund will not purchase or sell commodities or commodity contracts, except that the Fund may engage in transactions to hedge interest rate or foreign currency risks, including, without limitation, investing in exchange traded or over-the-counter options or foreign currency futures contracts;

(g)  The Fund will not issue senior securities, as such term is defined in the 1940 Act, except in connection with borrowings described in clause (h) of this Section 2.7 or transactions involving short sales or options. Collateral arrangements with respect to options, margins and short sales are not considered by the Fund to be the issuance of senior securities;

(h)  The Fund will not borrow money, except that the Fund may borrow from banks and other Persons to purchase Portfolio Investments if, after giving effect to any such borrowing, the ratio that (i) the value of the Fund’s total assets, less all liabilities and indebtedness not represented by senior securities (as such term is defined under the 1940 Act), bears to (ii) the aggregate amount of senior securities representing indebtedness, shall be at least 300%; and

(i)  The Fund will not mortgage, pledge, hypothecate or otherwise encumber any of its Portfolio Investments, except as maybe necessary or appropriate in connection with borrowings described in clause (h) of this Section 2.7. This restriction shall not restrict the deposit in escrow of securities or other assets of the Fund in connection with short sales, put and call options and loans of portfolio securities.

2.8    Further Assurances. Each Limited Partner shall, at the request of the General Partner, execute such other documents, certificates, instruments and other writings as the General Partner shall deem necessary or appropriate in order to effectuate the provisions of this Agreement.

2.9    Qualification. The Fund shall use its best efforts to qualify to do business in each jurisdiction in which its activities shall make such qualification necessary.

ARTICLE III

GENERAL PARTNER

3.1    General Partner. MGP Advisers Limited Partnership, a Delaware limited partnership, is the sole general partner of the Fund. The amount of Capital Contributions made, and the number of Units owned, by the General Partner shall be set forth in the books and records of the Fund. Additional General Partners may be admitted to the Fund only with the consent of the General Partner and Limited Partners holding at least a majority of the Units held by Limited Partners.

3.2    General Partner’s Contributions.

(a)  The General Partner shall contribute to the Fund through the purchase of Units from time to time, amounts sufficient to enable the General Partner to own at all times not less than one percent (1%) of the total number of the outstanding Units. The General Partner shall not sell, assign or otherwise dispose of any Units or elect to have Units redeemed pursuant to Section 6.2 hereof, if such actions would result in the failure of the General Partner to maintain such one percent (1%) interest.

(b)  Except as provided herein, the General Partner shall not be required or obligated to make any additional Capital Contributions to the Fund; provided,

however, that the General Partner shall be required to make a Capital Contribution in the amount of any deficit balance in its Capital Account upon a liquidation of the Fund pursuant to Section 9.1 hereof. Any Capital Contribution required to be made by the General Partner to fund a deficit balance in its Capital Account shall be paid to the Fund by the later of (i) the end of the Fiscal Year in which such liquidation shall occur or (ii) ninety (90) days after the date of such liquidation.

3.3    Management and Control.

(a)  Subject to the terms of this Agreement, the management, operation and control of the business of the Fund shall be vested completely and exclusively in the General Partner, and the General Partner shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of a general partner under the laws of Delaware. The General Partner may enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments, including, but not limited to, contracts with one or more banks, trust companies, administrators or broker-dealers for the performance of services to the Fund, including the investment and reinvestment of all or part of the Fund’s assets, the execution of portfolio transactions and the performance of any or all administrative functions. The General Partner may also appoint agents to perform such duties on behalf of the Fund as the General Partner may deem desirable. The General Partner may employ, retain, or otherwise secure or enter into contracts, agreements and other undertakings on behalf of the Fund with Affiliates of the General Partner, on such terms and for such consideration as the General Partner shall deem advisable; provided, however, that any such contracts, agreements or other undertakings shall be on terms and for consideration which are fair to the Fund.

(b)  Persons dealing with the Fund shall be entitled to rely conclusively upon a certificate of the General Partner to the effect that it is then acting as the General Partner and upon the power and authority of the General Partner or the Fund as set forth herein.

3.4    Other Activities of the General Partner. The General Partner shall devote such time as it shall determine to be necessary for the efficient conduct of the Fund’s business. The General Partner and its Affiliates may engage or participate in other businesses or ventures, whether or not of the same nature as, or competing with, the business of the Fund, and any of them shall be permitted to perform duties for any other Person similar to, or competing with, the duties performed for the Fund. No Limited Partner shall be entitled to any profits which the General Partner or any of its Affiliates shall derive from any businesses or ventures other than the Fund, whether or not such businesses or ventures shall be of the same nature as, or competing with, the business of the Fund. The General Partner and its Affiliates, whether as investment adviser, dealer, broker or otherwise, shall in no way be prohibited by this Agreement from buying or selling securities, or making other investments for their own account, or for the account of any other Person, including securities and other investments which are the same as those held by the Fund. Notwithstanding the foregoing, neither the General Partner nor any of its Affiliates may, acting as principal, purchase any securities or other assets from, or sell any securities or other assets to, the Fund.

3.5    Restrictions on Authority of the General Partner.

(a)  The General Partner shall have no authority, without the approval of all the Limited Partners, to:

(i)  do any act in contravention of this Agreement;

(ii)  do any act that would make it impossible to carry on the ordinary business of the Fund;

(iii)  possess any of the Fund’s property or assign, pledge or hypothecate the Fund’s rights in specific property for other than the purposes of the Fund; or

(iv)  perform any act, unless specifically required by the terms of this Agreement, that would subject any Limited Partner to liability as a general partner in any jurisdiction.

(b)  The General Partner shall have no authority, without the approval of Limited Partners holding at least a majority of the Units held by Limited Partners, to change the investment objective of the Fund as specified in Section 2.5 hereof.

(c)  In the event that the requisite approval of Limited Partners shall be obtained under this Section 3.5, the General Partner shall amend this Agreement to the extent necessary to reflect any such action. Nothing in this Section 3.5 shall preclude a dissolution of the Fund in accordance with this Agreement.

3.6    Exculpation.

(a)  No Covered Person shall be liable, responsible or accountable in damages or otherwise to any Limited Partner or the Fund for any act or omission of such Covered Person, except for acts or omissions constituting willful malfeasance, bad faith, gross negligence or reckless disregard of such Covered Person’s duties. Each Covered Person may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which shall be taken in accordance with the advice or opinion of such counsel or accountants.

(b)  No Covered Person shall be personally liable to any Limited Partner or the Fund by reason of any change in any laws, including, without limitation, any tax laws, or in interpretations of those laws, as they apply to the Fund or the Partners whether the change shall occur through legislative, judicial or administrative action.

3.7    Indemnification.

(a)  The Fund shall indemnify and hold each Covered Person harmless against all losses, claims, obligations, damages, liabilities and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or settlement, or as fines or penalties, and reasonable fees and expenses, including without limitation, attorneys’ fees and expenses, incurred in connection with or resulting from the investigation, defense or disposition of any claim, action, suit or other proceeding, whether civil or criminal, before any court, tribunal or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise, or with which such Covered Person may be or may have been threatened, by reason of or in any way relating to the Fund or its business or affairs, or arising out of or in connection with any action or failure to act on the part of such Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding to be liable to the Fund or its Partners by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of such Covered Person’s duties. Expenses, including reasonable counsel fees incurred by any such Covered Person, may be paid from time to time by the Fund in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid if it shall be ultimately determined that indemnification of such expenses is not authorized hereunder.

(b)  The termination of any action, suit or proceeding by settlement or compromise shall not, of itself, create a presumption that a Covered Person acted or failed to act in a manner constituting willful misfeasance, bad faith, gross negligence or reckless disregard of duties. The rights of indemnification provided herein shall be in addition to and shall not be exclusive of or affect any other rights to which any Covered Person may be entitled by contract or otherwise under law. The Fund may, but shall not be obligated to, purchase and maintain liability insurance for or on behalf of any Persons, including any Covered Person.

(c)  As used in this Agreement, “Covered Person” shall mean (i) the General Partner and any Affiliate, member or agent of the General Partner (including any Person who shall serve at the General Partner’s or the Fund’s request as a director, officer, partner, agent or trustee of another organization in which the Fund shall have any interest as a shareholder, creditor or otherwise) and (ii) the Legal Representatives and any heirs or distributees of the Persons referred to in clause (i) hereof.

3.8    No Agency. Nothing in this Agreement shall be construed as establishing the General Partner as an agent of any Limited Partner except as the General Partner may act as an agent of the Fund in accordance with this Agreement.

3.9    Assignment. The General Partner may assign or otherwise transfer any portion of the General Partner’s Units so long as such assignment or transfer (i) shall not violate the provisions of Section 3.2(a) hereof and (ii) shall be in compliance with the limitations and other provisions of Article VIII hereof (governing Assignments by Limited Partners); provided, however, the General Partner may assign, distribute or otherwise transfer a portion of its Units to one or more of its equity owners without compliance with Article VII hereof.

3.10          Expenses; Fees.

(a)  The Fund shall pay all expenses incurred, and the General Partner and its Affiliates shall be entitled to reimbursement from the Fund for all amounts expended by any of them on behalf of the Fund, in connection with the organization of the Fund, the Exchange and the offering of Units, including, but not limited to, accounting, legal, printing and clerical expenses, regulatory and filing fees of any kind, and mailing and courier expenses. Up to $5,000 of such organizational expenses may be amortized in the first year of operation, with the remainder amortized over a one hundred eighty (180) month amortization period.

(b)  The Fund shall pay all expenses incurred in connection with the Fund’s business, including any fee or fees payable to the General Partner and its Affiliates pursuant to this Agreement or any other effective agreements. Notwithstanding the foregoing, the Fund shall not pay any general overhead expenses of the General Partner or its Affiliates, including rent and salaries of personnel, which expenses shall be borne by the General Partner or such Affiliates.

(c)  The Fund shall pay an annual administrative fee of 0.75% of the Fund’s Net Asset Value to AWM Investment Company, Inc., an Affiliate of the General Partner, as administrator of the Fund. Such fee shall be payable in amounts equal to 0.1875% of the Net Asset Value of the Fund at the close of business on the last day of each calendar quarter (prior to any redemptions of Units on such date). Such fee shall be payable pursuant to the terms of an administration agreement between the Fund and such Affiliate.

ARTICLE IV

LIMITED PARTNERS

4.1    Sale of Units; Admission of Limited Partners; Capital Contributions.

(a)  The General Partner shall have the right, without the consent of any Limited Partner, to offer, issue, and sell Units to such Limited Partners as shall not cause the Fund to be deemed an “investment company” for purposes of the 1940 Act. All such Units shall be sold for a price per Unit of $25,000, payable as a Capital Contribution. Units shall be offered to persons and entities who meet the investor qualification and suitability standards set forth in the Subscription Agreement. Unless waived by the General Partner, the minimum subscription by a Limited Partner on the Closing Date shall be 4 Units ($100,000).

(b)  Each Limited Partner shall, on the Closing Date, make a Capital Contribution consisting of cash or other Contributed Assets to the Fund in return for Units, in the amount set forth in such Limited Partner’s Subscription Agreement. The General Partner shall maintain in the records of the Fund, a schedule setting forth the name, address and amount of Capital Contributions and Units of each Limited Partner.

(c)  No Partner shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets. Except as otherwise provided in Section 6.2 hereof, no Partner shall have the right to demand a return of such Partner’s Capital Contributions. The General Partner shall not be personally liable for the return of any Capital Contributions, it being expressly understood that any such return shall be made solely from the Fund’s assets. No Limited Partner shall have the right to demand or receive property other than cash for such Partner’s Units. No interest shall be paid on any Capital Contribution.

4.2    No Power to Control Business. A Limited Partner shall have no right to participate in and shall take no part in the control of the Fund’s business and shall have no right or authority to act for or bind the Fund.

4.3    Liability of Limited Partners. The liability of the Limited Partners shall be limited in accordance with the Delaware Act. Except to the extent required under the Delaware Act, no Limited Partner, in such capacity, shall have any obligation to make any further Capital Contributions to the Fund or to contribute to the capital of the Fund the amount of any deficit balance in such Partner’s Capital Account upon the liquidation of such Partner’s interest in the Fund.

ARTICLE V

CAPITAL ACCOUNTS AND ALLOCATIONS

5.1    Capital Accounts. A Capital Account shall be established and maintained for each Partner. Each such Capital Account shall be credited with (i) such Partner’s Capital Contributions and (ii) the amount of Book Profit of the Fund allocated to such Partner pursuant to Section 5.3(a) hereof. Each such Capital Account shall be debited with (i) the amount of any proceeds payable to such Partner upon any redemption of Units pursuant to Section 6.2 hereof and (ii) the amount of Book Loss of the Fund allocated to such Partner pursuant to Section 5.3(b) hereof. The Capital Account of a Substituted Limited Partner shall include the portion allocable to it of the Capital Account of the Partner from whom it acquired Units, as such Capital Account existed on the effective date of the transfer of such Units to such Substituted Limited Partner.

5.2    No Distributions. No distributions of cash, Portfolio Investments or other assets will be made by the Fund, except for distributions in accordance with Section 9.1(c) hereof upon a dissolution of the Fund. Notwithstanding the foregoing, a Partner shall be entitled to tender Units for redemption by the Fund in accordance with the provisions of Section 6.2 hereof.

5.3    Allocations of Book Profit and Book Loss. Book Profit and Book Loss of the Fund shall be allocated among the Partners as follows:

(a)  Book Profit for each Fiscal Period shall be allocated:

(i)  first, to the General Partner until the General Partner shall have been allocated an amount equal to the aggregate amount of Book Loss, if any, previously allocated to it pursuant to Section 5.3(b)(ii) hereof and not offset by previous allocations of Book Profit pursuant to this Section 5.3(a)(i);

(ii)  next, (A) a preliminary allocation of the remaining Book Profit shall be made to the Capital Account of each Partner in an amount (the “Preliminary Amount”) in proportion to the number of Units held by each Partner (determined on the first day of such Fiscal Period).

(B)  In the case of the General Partner, the entire Preliminary Amount initially allocated to its Capital Account shall be finally allocated to that Account.

(C)  In the case of each Limited Partner, the Preliminary Amount allocated to the Limited Partner for the Fiscal Period shall be finally allocated as follows:

(1)  an amount equal to that Limited Partner’s Loss Carryforward (defined below), but in no event more than the Preliminary Amount.

(2)  next, eighty percent (80%) of the remaining portion of the Preliminary Amount, if any, shall be finally allocated to the Limited Partner’s Capital Account and twenty percent (20%) shall be finally allocated to the Capital Account of the General Partner.

(iii)  For purposes of this Section 5.3, a Limited Partner’s “Loss Carryforward” with respect to his Capital Account shall mean the amount of Book Loss previously allocated to the Limited Partner pursuant to Section 5.3(b)(i) hereof that has not been offset by previous allocations of Book Profit pursuant to Section 5.3(a)(ii)(C)(1) hereof; provided, however, that the amount of a Limited Partner’s Loss Carryforward shall be reduced proportionately by any withdrawal from his Capital Account upon the redemptions of his Units at a time when he has a Loss Carryforward.

(b)  Book Loss for each Fiscal Period shall be allocated:

(i)  first, to the Partners in proportion to the number of Units held by each of them (determined on the first day of such Fiscal Period); provided, however, that no Limited Partner shall be allocated Book Loss to the extent that such allocation would cause or increase a negative Book Capital Account balance for such Limited Partner; and

(ii)  thereafter, to the General Partner.

(c)  The General Partner shall have the right, in its sole discretion and without notice to the Limited Partners, to agree to allocate none, or less than twenty percent (20%), of the remaining Preliminary Amount under Section 5.3(a)(C)(2) above with respect to any one or more Limited Partners.

5.4    Tax Accounts. A separate Tax Account shall be established and maintained for each Partner solely for the purpose of determining such Partner’s share of any Net Income, Net Loss, Capital Gain, Capital Loss, Net Capital Gain or Net Capital Loss derived by the Fund in any Fiscal Period. Each Partner’s Tax Account shall be credited with (i) such Partner’s Capital Contributions and (ii) the amount of any Net Income, Capital Gain and Net Capital Gain allocated to such Partner pursuant to Sections 5.5 and 5.6 hereof. Each Partner’s Tax Capital Account shall be debited with (i) the amount of any proceeds payable to such Partner upon any redemption of Units pursuant to Section 6.2 hereof and (ii) the amount of any Net Loss, Capital Loss and Net Capital Loss allocated to such Partner pursuant to Sections 5.5 and 5.6 hereof. The Tax Account of a Substituted Limited Partner shall include the portion allocable to it of the Tax Account of the Limited Partner from whom it acquired Units, as such Tax Account existed on the effective date of the transfer of such Units to such Substituted Limited Partner.

5.5    Allocations of Net Income, Net Loss, Net Capital Gain and Net Capital Loss. Solely for the purpose of enabling the Partners to compute their respective tax liabilities,

any Net Income, Net Loss, Net Capital Gain or Net Capital Loss derived by the Fund in any Fiscal Period shall be allocated as follows:

(a)  Net Income for such Fiscal Period shall be allocated among the Partners in the same manner as an equivalent amount of Book Profit was or would have been allocated among the Partners during such Fiscal Period pursuant to Section 5.3(a) hereof.

(b)  Net Loss for such Fiscal Period shall be allocated among the Partners in the same manner as an equivalent amount of Book Loss was or would have been allocated among the Partners during such Fiscal Period pursuant to Section 5.3(b) hereof.

(c)  Net Capital Gain for each Fiscal Period shall be allocated:

(i)  first, to Partners who shall have balances in their Capital Accounts (determined after all allocations of Book Profit and Book Loss for such Fiscal Period) that shall exceed the balances in their Tax Accounts (determined after any allocations of Net Income or Net Loss pursuant to Sections 5.5(a) and (b) hereof and any allocations of Capital Gain or Capital Loss pursuant to Section 5.6 hereof for such Fiscal Period) in proportion to the respective amounts of such excesses for each of such Partners, until all such excesses shall have been eliminated; and

(ii)  thereafter, among the Partners (other than Partners who shall have had all of their Units redeemed during such Fiscal Period) in the same manner as an equivalent amount of Book Profit would have been allocated pursuant to Section 5.3(a) hereof.

(d)  Net Capital Loss for each Fiscal Period shall be allocated:

(i)  first, to Partners who shall have balances in their Tax Accounts (determined after any allocations of Net Income or Net Loss pursuant to Sections 5.5(a) and (b) hereof and any allocations of Capital Gain or Capital Loss pursuant to Section 5.6 hereof for such Fiscal Period) that shall exceed the balance in their Capital Accounts (determined after all allocations of Book Profit and Book Loss for such Fiscal Period) in proportion to the respective amounts of such excesses for each of such Partners, until all such excesses shall have been eliminated; and

(ii)  next, among the Partners (other than Partners who shall have had all of their Units redeemed during such Fiscal Period) in the same manner as an equivalent amount of Book Loss would have been allocated pursuant to Section 5.3(b) hereof.

5.6    Special Allocations of Capital Gain and Capital Loss Upon Redemption of All of a Partner’s Units.

(a)  In the event that all of a Partner’s Units shall be redeemed at the end of any Fiscal Period pursuant to Section 6.2 hereof, such Partner shall be allocated, prior to any allocations of Net Capital Gain or Net Capital Loss for such Fiscal Period pursuant to Sections 5.5(c) or (d) hereof, but subsequent to any allocations of Net Income or Net Loss for such Fiscal Period pursuant to Sections 5.5(a) or (b) hereof, such portion of the Fund’s Capital Gain or Capital Loss for such Fiscal Period as shall be sufficient to cause such Partner’s Tax

Account to equal his Capital Account (determined after all allocations of Book Profit and Book Loss for such Fiscal Period).

(b)  In the event that the Fund shall not have sufficient Capital Gain or Capital Loss in any Fiscal Period to make all of the allocations required by Section 5.6(a) hereof, the Fund’s Capital Gain for such Fiscal Period shall be allocated among those Partners required to be allocated Capital Gain pursuant to Section 5.6(a) hereof in proportion to the amounts each such Partner would have been allocated pursuant to such Section 5.6(a) if the Fund had sufficient Capital Gains to make all of the allocations contemplated therein, and the Fund’s Capital Loss for such Fiscal Period shall be allocated among those Partners required to be allocated Capital Loss pursuant to Section 5.6(a) hereof in proportion to the amounts each such Partner would have been allocated pursuant to such Section 5.6(a) if the Fund had sufficient Capital Losses to make all of the allocations contemplated therein.

5.7    Determinations by General Partner. All matters concerning the allocation of items of taxable income, gain or loss among the Partners, tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided for by the terms of this Agreement shall be determined in good faith by the General Partner on a basis which is equitable among the Partners, and such determination shall be final and conclusive as to all of the Partners. The General Partner may modify the allocations set forth in Sections 5.5 and 5.6 hereof to the extent necessary to comply with the Regulations under Section 704 of the Code. No election shall be made by any Partner to be excluded from the application of the provisions of Subchapter K of the Code or from any similar provisions of state tax laws, and no such election shall be made by the Fund.

5.8    New Issues.

(a)  In the event that the Fund invests in securities that are the subject of a public distribution and that are designated a “New Issue” (as that term is defined in Rule 2790 of the National Association of Securities Dealers, Inc.), such investment shall be accounted for in accordance with the provisions of this Section 5.8.

(b)  To the extent “Restricted Persons”, as that term is defined in Rule 2790, have in the aggregate a beneficial interest in the Fund of ten percent (10%) or less as of the beginning of the Accounting Period, all Partners shall be allocated their share of profit and loss from New Issues investments in the proportion that (i) each Partner’s Capital Account as of the beginning of the Accounting Period bears to (ii) the sum of the Capital Accounts of all Partners as of the beginning of such Accounting Period.

(c)  To the extent Restricted Persons have in the aggregate a beneficial interest in the Fund of greater than ten percent (10%) as of the beginning of the Accounting Period, those Restricted Persons will be allocated a total of ten percent (10%) of any profit and loss from New Issues investments during that Accounting Period. Each Restricted Person shall be allocated their share of profit and loss from New Issues investments in the proportion that (i) such Restricted Partner’s Capital Account as of the beginning of the Accounting Period bears to (ii) the sum of the Capital Accounts of all Restricted Partners as of the beginning of such Accounting Period. The remaining ninety percent (90%) of New Issues investments shall be allocated amongst those Partners who are not Restricted Persons in the proportion that (i) such unrestricted Partner’s Capital Account as of the beginning of the Accounting Period bears to (ii) the sum of the Capital Accounts of all unrestricted Partners as of the beginning of such Accounting Period.

(d)  Notwithstanding subsections (b) and (c) above, to the extent the General Partner determines that it is impracticable for the Fund to determine the extent of the beneficial interests of Restricted Persons in the Fund at the time of any New Issues investment, the General Partner, in its sole discretion, may elect to allocate the New Issues investment only to those Partners who are not Restricted Persons.

(e)  The purpose of this Section 5.8 is to comply with Rule 2790. The General Partner shall interpret and implement this Agreement, including Section 5.8 and this Article V, in the manner that the General Partner considers advisable to ensure compliance with Rule 2790, and the determination of the General Partner, including as to whether a particular Partner is a Restricted Person under Rule 2790, shall be final.

(f)  Except as otherwise provided in this Section 5.8, all other provisions of this Article V shall apply to New Issues.

ARTICLE VI

REDETERMINATION OF UNITS; REDEMPTIONS AND
ADDITIONAL CONTRIBUTIONS; VALUATION

6.1    Redetermination of Units Held. The number of Units held by each Partner shall be redetermined as of the close of business on the last day of each Fiscal Period. The number of Units held by each Partner at any such time shall be adjusted so that, immediately after such adjustment, each Partner shall own a number of Units equal to the balance in such Partner’s Capital Account at such time (determined after all allocations of Book Profit and Book Loss for such Fiscal Period) divided by $25,000. As a result of such a redetermination of Units, a Partner may hold and own fractional Units in the Fund.

6.2    Redemptions of Units.

(a)  Each Limited Partner may, by notice to the Fund, at any time on or before either June 15 or December 15 during any Fund Year, tender all or any portion of such Limited Partner’s Units for redemption, provided that in the event of a partial redemption, the Limited Partner must maintain a Capital Account, after giving effect to the withdrawal, of at least One Hundred Thousand Dollars ($100,000). The General Partner in its discretion may waive the notice period and minimum investment restrictions. The General Partner may, by notice to the Fund on or before either June 30 or December 31 of any Fund Year, tender any portion of its Units for redemption, subject to the limitations set forth in Section 3.2(a) hereof. Any such notice shall specify the number of Units, or the percentage of such Partner’s Units, tendered for redemption. The Fund shall, subject to the limitations of Section 6.2(b) hereof and other limitations set forth in this Agreement, redeem all Units tendered for redemption at a price of $25,000 per Unit. Any redemption of Units pursuant to this Section 6.2(a) shall be effective upon the close of business on June 30, with respect to any Units tendered for redemption on or before June 15 (or, in the case of the General Partner, June 30) in any Fund Year, or December 31, with respect to any Units tendered for redemption after June 15 but on or before December 15 (or, in the case of the General Partner, after June 30 but on or before December 31) in any Fund Year, immediately after the redetermination of Units pursuant to Section 6.1 hereof on such date. The Fund shall issue payment, in cash, of the redemption price within 7 days after the close of the fiscal period. Notwithstanding the foregoing, the General Partner may delay the payment of the redemption price to the extent necessary, in the opinion of the General Partner, in order to effect orderly liquidations of Portfolio Investments in a manner that is not detrimental to the Fund or the Fund’s remaining Partners, in which event any such delayed payment shall be made as soon thereafter as is practicable.

(b)  If the number of Units tendered for redemption pursuant to Section 6.2(a) hereof in any semi-annual period shall exceed ten percent (10%) of the aggregate number of Units outstanding on the last day of such semi-annual period (immediately after the redetermination of Units on such date pursuant to Section 6.1 hereof), the General Partner may, in its sole discretion, elect to limit the number of Units to be redeemed to an amount not less than ten percent (10%) of such aggregate number of Units. Such election shall specify the number of Units to be redeemed and shall be made by the General Partner by notice to the Limited Partners, in the manner described in Section 10.2 hereof, which notice must be furnished on or before the thirtieth day following the close of the semi-annual period to which such election applies. In the event that the General Partner shall make an election with respect to any particular semi-annual period in accordance with this Section 6.2(b), each Partner who shall have tendered Units for redemption in accordance with Section 6.2(a) hereof during such semi-annual period, shall be entitled to have redeemed, in accordance with the provisions of Section 6.2(a) hereof, such Partner’s pro rata share (based upon the respective number of Units tendered for redemption during such semi-annual period by each such Partner) of the total number of Units elected to be redeemed pursuant to this Section 6.2(b). If the General Partner shall fail to make an election for any semi-annual period in accordance with this Section 6.2(b), each Partner who shall have tendered Units for redemption in accordance with Section 6.2(a) hereof during such semi-annual period shall be entitled to have all of such Units redeemed in accordance with such Section 6.2(a).

(c)  The General Partner may, in its sole discretion, elect to redeem all or any portion of a Limited Partner’s Units upon at least 5 days prior written notice. The redemption price for all Units redeemed pursuant to this Section 6.2(c) shall be $25,000 per Unit. The Fund shall issue payment, in cash, for the redemption price within 7 days after the close of the fiscal period.

(d)  The General Partner may withhold taxes from any redemption proceeds payable to any Partner to the extent required by the Code or any other applicable law. For purposes hereof, any taxes so withheld shall be deemed to be a distribution or payment to such Partner and reduce the Capital Account and Tax Account of such Partner.

(e)  The right of any Partner to receive redemption proceeds pursuant to this Section 6.2 shall be subject to the provision by the General Partner for all the Fund’s liabilities in accordance with Section 17-607 of the Delaware Act and for reserves and contingencies.

(f)  No interest shall be payable by the Fund in connection with any redemption pursuant to this Section 6.2 except for reserves established pursuant to Section 6.2(g) hereof.

(g) The redemption proceeds payable to a Partner may be subject to a reserve for a proportionate share of any material contingent liability of the Fund, such as pending litigation. The amount of such reserve shall be invested in an interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed, together with any interest accrued thereon, once the General Partner has determined that the need therefor shall have ceased.

6.3    Additional Capital Contributions. The General Partner may, without the consent of any other Limited Partner, cause the Fund to accept additional Capital Contributions in return for the purchase of additional Units in accordance with the provisions of this Section 6.3. Additional Capital Contributions will be accepted from Limited Partners or other Persons who meet the suitability criteria for Limited Partners set forth in the Subscription Agreement. If a purchaser of Units pursuant to this Section 6.3 is not already a Limited Partner, such purchaser shall agree to be bound by the terms of this Agreement, and shall be admitted to the Fund as an additional Limited Partner without the consent of any Limited Partner. Any purchases of Units pursuant to this Section 6.3 shall become effective on the opening of business on either January 1 or July 1 of any Fund Year, and shall be acquired for a Capital Contribution of $25,000 per Unit, payable in cash on such effective date. Unless waived by the General Partner, a new Limited Partner shall be required to make a Capital Contribution of $100,000. Unless waived by the General Partner, additional Capital Contributions by existing Limited Partners may be made in minimum amounts of not less than $25,000. Notwithstanding the foregoing limitations, additional Capital Contributions may be accepted from existing Limited Partners and a purchaser may be admitted to the Fund as an additional Limited Partner at such other times in addition to January 1 and July 1 as shall be determined by the General Partner in its sole discretion.

6.4    Net Asset Value. For purposes of this Agreement, the Fund’s Net Asset Value as of any applicable determination date shall be equal to the value of the Fund’s assets, determined in accordance with Section 6.5 hereof, less the amount of all liabilities of the Fund on such date.

6.5    Valuation of Assets. The value of any assets of the Fund (other than cash) shall be determined, as of any applicable determination date set forth in this Agreement, in accordance with the following standards:

(a)  Securities for which market quotations shall be available and which shall be freely tradeable shall be valued as follows:

(i)  if the security shall be a “reported security” as that term is defined in Rule 11Aa3-1 under the Securities Exchange Act of 1934, the last sale price with respect to such security reported in the consolidated transaction reporting system (“consolidated system”) or the average of the highest current independent bid and lowest current independent offer for such security (reported pursuant to Rule 11Ac1-1 under the Securities Exchange Act of 1934) if there shall be no reported transactions in the consolidated system that day;

(ii)  if the security shall not be a reported security, and the principal market for such security shall be an exchange, then the last sale price on such exchange or the average of the highest current independent bid and lowest current independent offer on such exchange if there shall be no reported transactions on such exchange that day;

(iii)  if the security shall not be a reported security and shall be quoted in the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) System, then the average of the highest current independent bid and lowest current independent offer reported on Level 1 of the NASDAQ System; and

(iv)  for all other securities, the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry.

(b)  Securities for which market quotations are not available and any other assets held by the Fund will be valued at fair value as determined in good faith by the General Partner.

(c)  The General Partner may, in its sole discretion, rely upon the opinion of an independent third party (obtained at the Fund’s expense) as to the valuation of any security or other asset. In addition, the General Partner may appoint an advisory committee consisting of two or more Limited Partners, which are not Affiliates of the General Partner, to determine the valuation of any security or other asset, and the General Partner in its sole discretion may rely upon such determination. In the event such an advisory committee is appointed, the Limited Partners serving thereon shall be considered Covered Persons for purposes of Sections 3.6 and 3.7 hereof with respect to their acts or omissions in such capacity.

ARTICLE VII

 TRANSFERABILITY OF LIMITED PARTNERS’ UNITS

7.1    Assignments, Sales or Other Dispositions by Limited Partners.

(a)  No Limited Partner shall have the right to assign, transfer, sell, encumber, pledge or otherwise dispose of all or any portion of such Partner’s Units in the Fund (an “Assignment”), unless:

(i)  the General Partner shall be satisfied that the purported Assignment complies with and does not violate any relevant provisions of law, including Federal and state securities laws and the Delaware Act, shall not subject the Fund, the General Partner or any Affiliates of the General Partner to additional regulatory requirements and shall not cause a dissolution of the Fund or cause the Fund to be treated as a publicly traded partnership under Section 7704 of the Code;

(ii)  such Assignment shall be made to a Person who meets the suitability criteria for Limited Partners set forth in the Subscription Agreement; and

(iii)  the General Partner shall have given its prior written consent to such Assignment, which consent may be granted or withheld in the sole discretion of the General Partner.

Each Limited Partner shall, upon the request of the General Partner, execute such certificates or other documents and perform such acts as such General Partner shall deem appropriate to preserve the limited liability of the Limited Partners under the laws of the jurisdictions in which the Fund shall be doing business after an Assignment by that Limited Partner. Any purported Assignment in violation of the provisions of this Section 7.1(a) shall be null and void and shall not bind, or be recognized by, the Fund. Each Limited Partner shall, prior to the time of, and as a condition to, the General Partner’s consent to an Assignment, pay all expenses, including attorneys’ and accountants’ fees, incurred by the General Partner and the Fund in connection with such Assignment.

(b)  A Person who shall have received from a Limited Partner all or a portion of such Limited Partner’s Units, in compliance with Section 7.1(a) hereof (an “Assignee”), shall be entitled to receive allocations of Book Profit and Book Loss and taxable income, gain or loss attributable to the assigned Units from and after the date on which the General Partner shall consent to the Assignment, but shall have no other rights of a Limited Partner hereunder (including, without limitation, rights to information provided or made available to the Limited Partners and accounting, inspection and voting rights provided herein or by law) until such time as such Assignee shall have been admitted as a Substituted Limited Partner pursuant to the provisions of Section 7.1(c) hereof. All rights withheld from an Assignee hereunder shall remain rights of the Limited Partner who made the Assignment (the “Assignor”) until such time as such Assignee shall have been be so admitted. Notwithstanding the foregoing, the Fund and the General Partner shall be entitled to treat the Assignor as the sole and absolute owner of the assigned Units in all respects, and shall incur no liability to any Person for distributions or allocations (or for transmittal of reports and notices required hereunder to be given to Limited Partners) to such Assignor, made prior to the date an Assignee shall be admitted to the Fund as a Substituted Limited Partner.

(c)  Upon compliance with Section 7.1(a) hereof, an Assignee shall become a Substituted Limited Partner to the extent of the assigned Units, upon compliance with the following additional conditions:

(i)  the General Partner shall have consented in writing to such substitution, which consent may be granted or withheld in the sole discretion of the General Partner;

(ii)  the Assignee shall have executed such instruments as the General Partner shall have reasonably deemed necessary or desirable to admit such Assignee as a Substituted Limited Partner (including, without limitation a Subscription Agreement and such other documents as may be necessary under the Delaware Act); and

(iii)  the Assignor shall have paid or caused to have been paid to the Fund all costs and expenses incurred by the General Partner or the Fund in connection with such Assignment and substitution (including, but not limited to, attorneys’ and accountants’ fees).

(d)  An Assignee who shall not have become a Substituted Limited Partner pursuant to Section 7.1(c) hereof and who shall desire to make a further Assignment of Units shall be subject to all the terms and conditions contained in this Article VII applicable to Assignments by Limited Partners.

(e)  Each Limited Partner and each Assignee shall indemnify and hold harmless the Fund, the General Partner, every other Limited Partner and any Affiliate of the foregoing (each, an “Indemnified Person”) against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such loss, claim, damage or liability, or any judgments, fines and amounts paid in settlement), joint or several, to which such Indemnified Persons may become subject by reason of or arising from (i) any Assignment made by such Limited Partner in violation of this Article VII and (ii) any misrepresentation or misstatement of facts or omission to state facts by such Limited Partner or such Assignee to the General Partner or the Fund in connection with any Assignment.

7.2    Involuntary Transfers by a Limited Partner.

(a)  In the event of the death, incompetency, dissolution, termination, insolvency or bankruptcy of any Limited Partner, the successors, assigns, heirs, distributees or Legal Representatives, as the case may be, of such Limited Partner shall be deemed Assignees of such Limited Partner’s Units (without the requirement of obtaining the prior written consent of the General Partner). No such Assignee shall become a Substituted Limited Partner except in compliance with Section 7.1(c) hereof. The General Partner and the Fund shall be entitled to treat any such Assignee as the sole and absolute owner of such Units for all purposes hereof.

(b)  The death, incompetency, withdrawal, dissolution, termination, insolvency or bankruptcy of a Limited Partner shall not dissolve the Fund, and each Limited Partner hereby authorizes the General Partner and each of its members, pursuant to the power of attorney granted in Section 10.5 hereof, to execute such instruments, documents and certificates as the General Partner shall deem necessary or appropriate or as are required by the Delaware Act to continue the valid existence of the Fund.

7.3    Prohibition Against Withdrawals. Except as provided in Section 6.2 hereof, Limited Partners may not withdraw from the Fund prior to the Fund’s dissolution, except with the consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner.

ARTICLE VIII

REPORTS TO PARTNERS

8.1    Records and Accounting. The General Partner shall cause the Fund to maintain proper and complete records and books of account of the business of the Fund, including a list containing each Partner’s name and address, at the Fund’s principal place of business. Each Partner or such Partner’s duly authorized representatives may inspect any of the Fund’s books of account, records or reports at all reasonable times for any proper purpose reasonably related to such Partner’s Units; provided, however, that the Partners and their representatives shall not be entitled to inspect such books of account, records or reports which the General Partner shall reasonably determine to be confidential and all information concerning the Fund, Partners and its business and affairs shall be maintained as confidential by each Limited Partner.

8.2    Fiscal Year. The taxable year of the Fund shall be its Fiscal Year, which shall end on December 31.

8.3    Statements.

(a)  As soon as reasonably practicable after the end of each Fiscal Year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during such Fiscal Year (i) a statement of such Person’s Capital Account as of the close of such Fiscal Year (after any redemptions pursuant to Section 6.2 hereof) and (ii) an annual report containing financial statements of the Fund, including, without limitation, a statement of assets, liabilities and partners’ capital as of the end of such Fiscal Year and statements of operations and changes in partners’ capital for such Fiscal Year. Such financial statements shall be audited by a firm of independent public accountants selected by the General Partner.

(b)  As soon as reasonably practicable after the end of each calendar quarter (other than the last quarter) of each Fiscal Year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during such quarter, a quarterly report containing unaudited financial statements for the period covered.

8.4    Tax Information. As soon as reasonably practicable after the end of each Fiscal Year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during such Fiscal Year, all information necessary for the preparation of such Person’s income tax returns, including, without limitation, a statement showing such Person’s share of the Fund’s taxable income, taxable loss, and other tax items for such Fiscal Year. Each Partner shall execute and deliver to the Fund any document or supply to the Fund any information which shall be required for the Fund to comply with the tax laws, regulations or administrative pronouncements of any jurisdiction.

8.5    Other Reports. The General Partner shall promptly notify each Limited Partner of any material lawsuit commenced by or against the Fund, any material investigation undertaken of the Fund or any transaction requiring the approval of the Partners.

8.6    Tax Matters Partner. The General Partner shall represent the Fund in any negotiation or judicial or administrative hearing or proceeding in connection with any tax audit or appeal and otherwise fulfill the obligations of the “tax matters partner” as contemplated by Section 6221 et seq. of the Code, including, but not limited to, the entry into such administrative adjustments or settlements with respect to the treatment of any items for tax purposes as the General Partner, in the good faith exercise of its discretion, shall deem necessary and/or appropriate (in such capacity, the General Partner shall be referred to as the “Tax Matters Partner”). The Tax Matters Partner, in such capacity, shall incur no personal liability to the Fund, to the Partners or to other holders of Units as a result of any exercise of such Partner’s powers and duties hereunder so long as the Tax Matters Partner shall exercise such powers and duties in good faith, and the indemnification provisions set forth in Section 3.7 hereof shall extend to the Tax Matters Partner for all acts taken in good faith in such capacity.

ARTICLE IX

DISSOLUTION OF THE FUND

9.1    Dissolution.

(a)  The Fund shall be dissolved upon the first to occur of:

(i)  the election of the General Partner, upon notice to the Limited Partners;

(ii)  the bankruptcy, insolvency, or dissolution of the General Partner; or

(iii)  any event resulting in a dissolution required by operation of law.

Dissolution of the Fund shall be effective on the date on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until all necessary requirements under the Delaware Act shall have been complied with and the assets of the Fund shall have been distributed in accordance with Section 9.1(c) hereof.

(b)  Upon the dissolution of the Fund, the General Partner or a liquidator appointed by the General Partner (or, if no General Partner shall remain, a liquidator appointed by Limited Partners holding a majority of the Units held by Limited Partners) shall proceed to wind up the affairs of the Fund and to liquidate its assets.

(c)  As soon as practicable after the effective date of dissolution of the Fund, the Fund’s assets (except for amounts reserved pursuant to Section 9.2 hereof) shall be distributed in the following manner and order:

(i)  the claims of all creditors of the Fund other than the General Partner, and the expenses of dissolution and winding up, shall be paid and discharged or adequately reserved against;

(ii)  the claims of the General Partner as a creditor of the Fund shall be paid and discharged or adequately reserved against; and

(iii)  the remaining assets of the Fund shall be distributed to the Partners in cash or, subject to Section 9.1(d) hereof, in kind, as the General Partner or the liquidator, if appointed, may determine, in each case pro rata (as nearly as practicable in the case of distributions in kind) in accordance with the Capital Accounts of the Partners.

(d)  In the event that the foregoing order of distribution shall not be permitted under the Delaware Act, distributions shall be made as closely as legally possible to the order of distribution required hereunder. The General Partner or the liquidator, if appointed, shall use its reasonable efforts, consistent with its judgment concerning maximizing value, not to distribute assets in kind. If certain assets cannot be liquidated, the General Partner or the liquidator, if appointed, may place such assets in a liquidating trust for the benefit of all Partners.

9.2    Amount Reserved and Pending Claims.

(a)  If there shall be any pending transaction or pending or contingent claim by or against the Fund as to which the interest or obligation of the Fund and the resulting interest of any Partner therein cannot, in the judgment of the General Partner, be then ascertained, or if there is any asset of the Fund the value of which cannot be realized until sold or otherwise disposed of and such sale or disposition is not practicable without sacrificing a substantial portion of the value thereof, the value thereof or probable loss therefrom may be excluded from the valuation of assets for purposes of computing such Partner’s Capital Account upon liquidation. No amount shall be paid or charged to any such Partner’s Capital Account in respect of any such transaction or claim until its final settlement, in respect of such asset until sold or otherwise disposed of, or such earlier time as the General Partner shall determine. Moreover, the Fund may retain from any sums due any such Partner, an amount which the General Partner shall estimate, in its sole discretion, to be sufficient to cover the share of such Partner in any probable loss or liability on account of such transaction or claim.

(b)  The General Partner shall, at the earliest practicable time, distribute any assets (or proceeds realized from the sale or otherwise disposition thereof) excluded or retained pursuant to Section 9.2(a) hereof to each Partner from whom such assets or proceeds shall have been withheld.

ARTICLE X

MISCELLANEOUS

10.1    Binding Agreement. Except as otherwise specifically provided to the contrary in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, distributees, successors, assigns and Legal Representatives.

10.2    Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Fund, at the address of its principal office as set forth in Section 2.2 hereof, with a copy to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: Allen

B. Levithan, Esq., or such other address or addresses as to which the Partners shall have been given notice; (b) if to the General Partner, at 527 Madison Avenue, Suite 2600, New York, NY 10022, with a copy to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: Allen B. Levithan, Esq., or such other address or addresses as to which the Fund and the other Partners shall have been given notice; and (c) if to any Limited Partner, at the most recent address set forth in the books and records of the Fund, or such other address as to which the Fund shall have been given notice. Any notice shall be deemed to have been given if personally delivered or sent by mail or by overnight courier or delivery service or by facsimile or e-mail transmission and will be deemed received when actually received.

10.3    Counterparts. This Agreement may be executed in counterparts, each of which may be executed by less than all the parties, with the same effect as if the parties executed one instrument as of the day and year first above written; provided, however, that the several counterparts, in the aggregate, shall have been executed by all the parties hereto.

10.4    Entire Agreement: Amendments. This Agreement sets forth the entire understanding of the parties hereto and shall not be amended except by an instrument in writing approved by the General Partner and by Limited Partners holding a majority of the Units held by the Limited Partners; provided, however, that amendments may be made to this Agreement, from time to time, by the General Partner without the consent of any other Partner (i) to amend any provision of this Agreement which requires any action to be taken by or on behalf of the General Partner or the Fund pursuant to requirements of the Delaware Act if the provisions of the Delaware Act are amended, modified or revoked so that the taking of such action is no longer required, (ii) to add to the representations, duties or obligations of the General Partner, or to surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners provided, that any such surrender of a right or power would not adversely affect the limited liability of the Limited Partners, (iii) to take such action and make such amendments hereto in light of existing laws, rules and regulations, or changes therein, applicable or relating to the Fund or its investment activities, as the General Partner shall deem necessary to permit the Fund to continue in existence or to enable the Fund to achieve the purposes for which it was formed, (iv) to cure any ambiguity, to correct any mistake, or to correct or supplement any provision herein or in the Certificate which may be inconsistent with any other provision herein or therein, or to correct any printing, stenographic or clerical errors or omissions which shall not be inconsistent with the provisions of this Agreement or the status of the Fund as a partnership for Federal income tax purposes, (v) to reflect changes to the Fund permitted to be made by the General Partner without the consent of any other Partner, (vi) to prevent the Fund from in any manner being subject to registration under the 1940 Act or from being taxed as a corporation, and (vii) to make any changes hereto intended for the benefit of the Fund as a whole, or which are not materially adverse, taken as a whole, to any Limited Partner or group of Limited Partners; provided, further that no amendment shall reduce the Capital Account of any Partner without the written consent of such Partner.

10.5    Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, and each member thereof, as such Partner’s true and lawful representative and attorney-in-fact, with full power and authority in such Partner’s name, place and stead, to make, execute, acknowledge, deliver, swear to, record, file and publish with respect to the Fund (i) any and all instruments, documents and certificates (including the Certificate and any amendments thereto) which, from time to time, may be required by the laws of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, and to take any other action which the General Partner may deem necessary or appropriate, in the General Partner’s sole discretion, to execute, implement and continue or terminate the valid and subsisting existence and business operations of the Fund and (ii) any amendments to and restatements of this Agreement and the Certificate as such amendments and restatements are contemplated hereunder, including, without limitation, amendments for the purpose of admitting any Person as a Partner and effecting the withdrawal of any Partner from the Fund to the extent permitted hereunder or any other instruments relating to any such amendments. The foregoing grant of authority is a special power of attorney coupled with an interest, shall be irrevocable and shall continue in full force and effect notwithstanding the subsequent death, disability, insanity or incapacity (or, in the case of a Limited Partner that is not a natural person, the subsequent merger, dissolution or other termination of existence) of such Limited Partner. The special power of attorney may be exercised on behalf of a Limited Partner by a facsimile signature of the General Partner or any member thereof acting as attorney-in-fact for all of the Limited Partners. The special power of attorney shall survive the Assignment by a Limited Partner of the whole or any portion of his or its Units, except that in a case in which the Assignee of all the Units of a Limited Partner shall have furnished a power of attorney and shall have been approved by the General Partner for admission to the Fund as a Substituted Limited Partner, this power of attorney shall survive the Assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the substitution and shall thereafter terminate. In addition, the special power of attorney shall survive the redemption of all of a Limited Partner’s Units as provided in Section 6.2 hereof, for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the withdrawal of such Person as a Limited Partner.

10.6    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law provisions thereof.

10.7    Severability. If any sentence, paragraph or Section of this Agreement shall be declared by a court of competent jurisdiction to be void, such sentence, paragraph or Section shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in effect.

10.8    Captions. Article and Section titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference. The titles and captions shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.9    Insurance. The General Partner may procure and maintain insurance concerning the Fund’s activities in such amounts and covering such risks as may be deemed appropriate in the judgment of the General Partner.

10.10   Ownership of Good Will, Software, Intellectual Property. The good will associated with the Fund and its business and the computer software, trade secrets, know-how, trading techniques, inventions, trademarks, trade names, and other intellectual property utilized by the Fund is the property of the General Partner and shall not be or become the property of the Partnership, and no Limited Partner shall have any rights or interest therein.

10.11    Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of January 1, 2006.

GENERAL PARTNER MGP ADVISERS LIMITED PARTNERSHIP
By:	AWM Investment Company, Inc., its General Partner
By:
Austin W. Marxe, President